        EXHIBIT 99.1 PRESS RELEASE OF PAYCHEX, INC. DATED MARCH 20, 2003

FOR IMMEDIATE RELEASE

         John Morphy, CFO, or Jan Shuler 585-383-3406. Media inquiries,
                         Laura Saxby Lynch 585-383-3074

     Access the Webcast of the Paychex, Inc. Third Quarter Earnings Release Conference Call scheduled for March 21, 2003 at 11:00 a.m. Eastern Time at
              www.paychex.com at the Investor Relations home page.

     Paychex, Inc. news releases, current financial information, related SEC filings and Investor Relations presentation are accessible at the same Web site.

               PAYCHEX, INC. REPORTS RECORD THIRD QUARTER RESULTS

ROCHESTER, NY, March 20, 2003 -- Paychex, Inc. (NASDAQ:PAYX) today announced net income of $71.5 million, or $.19 diluted earnings per share, for the quarter ended February 28, 2003, a 7% increase over net income of $67.0 million, or $.18 diluted earnings per share, for the same period last year. Total revenues were $287.8 million, a 19% increase over $242.8 million for the third quarter last year.

For the nine months ended February 28, 2003, the Company reported record net income of $222.1 million, or $.59 diluted earnings per share, an 8% increase over $205.9 million, or $.54 diluted earnings per share, for the same period last year. Total revenues were $809.3 million, an increase of 14% over $710.6 million for the same period last year.

On September 20, 2002, Paychex completed the acquisition of Advantage Payroll Services, Inc. ("Advantage"), a comprehensive payroll processor that serves small- to mid-sized businesses throughout the United States. The Company's financial results for the nine-month period ended February 28, 2003 include the results of Advantage since the date of acquisition.

INTERPAY ACQUISITION ANNOUNCED
On March 17, 2003, Paychex announced that it entered into an agreement to acquire InterPay, Inc., a wholly owned subsidiary of FleetBoston Financial Corporation ("Fleet"). The purchase price is $155 million in cash. InterPay is a national payroll and human resource administrative services provider that serves more than 33,000 small- to medium-sized businesses throughout the United States. The acquisition is expected to close in early April 2003.

Paychex expects InterPay to contribute approximately $50 million in revenue during the first 12 months after the acquisition. Paychex anticipates the acquisition will be slightly dilutive in the fourth quarter ended May 31, 2003, as the expenses of assimilating the acquisition and amortization of intangible assets will not be fully offset by anticipated gains realized in the corporate investment portfolio that will be liquidated in order to fund the acquisition. Paychex expects future earnings will be accretive as a result of this acquisition.

SERVICE REVENUES
For the quarter ended February 28, 2003, service revenues, which are comprised of the Payroll and Human Resource and Benefits product lines, were $274.3 million, an increase of 20% over $228.0 million for the prior year quarter. For the nine months ended February 28, 2003, service revenues were $769.4 million, an increase of 16% over $661.6 million for the same period last year.

Payroll service revenue increased 20% and 15% for the third quarter and nine-month periods to $235.3 million and $660.8 million, respectively. Positive year-over-year growth in Payroll service revenue resulted from the acquisition of Advantage, organic client base growth, increased utilization of ancillary services, and price increases. Payroll service revenue continues to be impacted by year-over-year decreases in checks per client. The year-over-year reductions in checks per client (excluding Advantage) for the first through third quarters of fiscal 2003 were 1.7%, .3%, and .1%, respectively. The reductions for the first through fourth quarters of fiscal 2002, respectively, were 1.9%, 3.8%, 4.1%, and 2.6%. The Company has adjusted the calculation of checks per client to eliminate the impact of client payroll frequency. The Company believes this calculation provides a more accurate indicator of underlying economic demand for its services.

As of February 28, 2003, 87% of all clients utilized the Company's tax filing and payment services. The Company's employee payment services were utilized by 59% of its clients. Major Market Services revenue increased 42% for both the third quarter and nine-month periods to $27.3 million and $73.3 million, respectively.

Human Resource and Benefits service revenue was $39.0 million and $108.6 million for the third quarter and nine-month periods, year-over-year increases of 21% and 23%, respectively. The increases are related primarily to growth in clients for Retirement Services and in client employees served by the Company's comprehensive Paychex Administrative Services (PAS) and Professional Employer Organization (PEO) bundled services. Retirement Services revenue increased 15% and 20% in the third quarter and nine-month periods to $17.6 million and $49.5 million, respectively.

INTEREST ON FUNDS HELD FOR CLIENTS
Interest on funds held for clients decreased 9% for the third quarter and 19% for the nine-month period to $13.5 million and $39.9 million, respectively. The decreases are primarily the result of lower average interest rates earned in fiscal 2003 and a decrease in net realized gains on the sale of available-for-sale securities offset somewhat by higher average portfolio balances from organic client growth and the acquisition of Advantage. Average portfolio balances for the third quarter and first nine months of fiscal 2003 were $2.37 billion and $2.07 billion, respectively, compared with $1.95 billion and $1.80 billion in the prior year quarter and nine-month periods. The average interest rate earned by the funds held for clients portfolio was 2.1% and 2.4%, respectively, for the third quarter and first nine months of fiscal 2003 compared with 2.6% and 3.1% for the respective prior year periods. Net realized gains included in interest on funds held for clients were $.7 million and $3.0 million for the third quarter and nine-month periods of fiscal 2003 compared with net realized gains of $2.3 million and $7.6 million for the respective prior year periods.

OPERATING INCOME
Consolidated operating, selling, general, and administrative expenses increased 20% in the third quarter and 15% for the nine-month period over the prior year periods. These increases are due to the acquisition of Advantage and increases in personnel, information technology, and facility costs to support the growth of the Company. For the quarter ended February 28, 2003, operating income was $101.4 million, an increase of 16% over the same period last year. For the nine months ended February 28, 2003, operating income increased 11% to $303.1 million.

Operating income (excluding interest on funds held for clients) increased 21% in the third quarter and 18% in the nine-month period to $87.9 million and $263.2 million, respectively. Operating income (excluding interest on funds held for clients) as a percentage of total service revenues was 32% for the third quarter and 34% for the nine-month period of fiscal 2003, which was comparable to the respective prior year periods. Operating income (excluding interest on funds held for clients) exclusive of the Advantage acquisition as a percentage of total service revenues was 34% and 36% in the third quarter and nine months, respectively.

ADVANTAGE
For the third quarter ended February 28, 2003, Advantage revenues included service revenue of $18.6 million and interest on funds held for clients of $1.4 million. For the nine-month period, Advantage revenues were comprised of $32.7 million of service revenue and $2.6 million of interest on funds held for clients. Operating, selling, general and administrative expenses for Advantage totaled $17.0 million and $31.3 million, respectively, for the third quarter and nine-month periods. Included in these expenses is amortization of intangible assets of $2.1 million and $3.7 million for the respective quarter and year-to-date periods.

The acquisition of Advantage resulted in $.01 of earnings per share accretion since acquisition and is expected to result in $.01 of earnings per share dilution in the fourth quarter of fiscal 2003. The Company expects the results of Advantage to be accretive in the next fiscal year.

INVESTMENT INCOME, NET
Investment income, net decreased 55% for the third quarter and 2% for the nine-month period to $3.8 million and $23.5 million, respectively. The decreases are due to lower average portfolio balances, lower average interest rates earned, and the timing of gains realized on the sale of available-for-sale securities. In the second quarter of fiscal 2003, Paychex realized $7.0 million of gains related to the sale of corporate investments to fund the acquisition of Advantage. Average portfolio balances for the corporate investment portfolio were approximately $495 million and $585 million for the third quarter and nine months of fiscal 2003 compared to average balances of $697 million and $669 million in the respective prior year periods. The average interest rates earned for the corporate investment portfolio were 3.2% and 3.3%, respectively, for the third quarter and first nine months of fiscal 2003 compared with 3.6% and 3.9% in the respective prior year periods. There were no net realized gains included in investment income for the third quarter and $9.6 million in net realized gains for the nine-month period of fiscal 2003. This compares to net realized gains of $2.4 million and $5.2 million for the respective prior year periods.

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INCOME TAXES
The effective income tax rate was 32.0% for both the third quarter and nine months ended February 28, 2003, compared to 30.0% and 30.5% for the same periods last year. These increases are primarily the result of lower levels of tax-exempt income on funds held for clients and corporate investments.

B. Thomas Golisano, Chairman, President, and Chief Executive Officer of Paychex, said, "We are very pleased with our financial results for the third quarter of fiscal 2003. In light of current economic conditions, the Company's year-over-year increase in operating income (excluding interest on funds held for clients) of 18% for the first nine months of fiscal 2003 is quite impressive. Including Advantage, estimated total revenue growth for fiscal 2003 is expected to be in the range of 13% to 15%, with net income growth in the high single digits. Excluding Advantage, the Company estimates total revenue growth in fiscal 2003 to be in the range of 8% to 10%, with net income growth slightly less than total revenue growth. These expectations are based on current economic and interest rate conditions continuing with no significant changes and exclude the impact of the acquisition of InterPay."

ABOUT PAYCHEX
Paychex, Inc. is a leading national provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex(R). Human resource and benefits outsourcing services include 401(k) plan recordkeeping, workers' compensation administration, section 125 plans, a professional employer organization, and other administrative services for business. Paychex was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves more than 440,000 payroll clients nationwide.

         "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION
                               REFORM ACT OF 1995

Certain written and oral statements made by Paychex, Inc. (the "Company") management may constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by such words and phrases as "we expect," "expected to," "estimates," "we look forward to," "would equate to," "projects," "projected to be," "anticipates," "we believe," "could be," and other similar phrases. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including statements relating to revenue growth, earnings, earnings per share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to the following or those which are described in the Company's SEC filings: general market and economic conditions, including demand for the Company's products and services, competition, price levels, availability of internal and external resources, effective execution of expansion plans and effective integration of acquisitions; changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including 401(k) plans, workers' compensation, state unemployment, and section 125 plans; delays in the development, timing of the introduction, and marketing of new products and services; changes in technology, including use of the Internet; the possibility of catastrophic events that could impact the Company's operating facilities, computer systems, and communication systems; the possibility of third-party service providers failing to perform their functions; the possibility of penalties and losses resulting from errors and omissions in performing services; potential damage to the Company's business reputation due to these and other operational risks; the possible inability of clients to meet payroll obligations; stock volatility; and changes in short- and long-term interest rates, changes in market value of available-for-sale securities, and the credit rating of cash, cash equivalents, and securities held in the Company's investment portfolios, all of which could cause actual results to differ materially from anticipated results. The information provided in this document is based upon the facts and circumstances known at this time.

                                  PAYCHEX, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

-----------------------------------------------------------------------------------------------------------------------
                                                       FOR THE THREE MONTHS ENDED            FOR THE NINE MONTHS ENDED
                                                       --------------------------            -------------------------
                                                  FEBRUARY 28,      FEBRUARY 28,       FEBRUARY 28,      FEBRUARY 28,
                                                          2003              2002               2003              2002
-----------------------------------------------------------------------------------------------------------------------
REVENUES:
  Service revenues                            $        274,303    $       227,964   $        769,376   $       661,649
  Interest on funds held for clients                    13,486             14,836             39,895            48,953
-----------------------------------------------------------------------------------------------------------------------
  TOTAL REVENUES                                       287,789            242,800            809,271           710,602

Operating costs                                         68,794             56,739            188,356           165,226
Selling, general, and administrative
  expenses                                             117,576             98,844            317,825           273,314
-----------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                       101,419             87,217            303,090           272,062

Investment income, net                                   3,760              8,427             23,546            24,145
-----------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                             105,179             95,644            326,636           296,207

Income taxes                                            33,658             28,671            104,524            90,343
-----------------------------------------------------------------------------------------------------------------------
NET INCOME                                    $         71,521    $        66,973   $        222,112   $       205,864
=======================================================================================================================


BASIC EARNINGS PER SHARE                      $            .19    $           .18   $            .59   $           .55
-----------------------------------------------------------------------------------------------------------------------

DILUTED EARNINGS PER SHARE                    $            .19    $           .18   $            .59   $           .54
-----------------------------------------------------------------------------------------------------------------------

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING             376,356            374,922            376,161           374,460
-----------------------------------------------------------------------------------------------------------------------

WEIGHTED-AVERAGE SHARES ASSUMING DILUTION              378,081            378,096            377,982           377,809
-----------------------------------------------------------------------------------------------------------------------

CASH DIVIDENDS PER COMMON SHARE               $            .11   $            .11   $            .33   $           .31
-----------------------------------------------------------------------------------------------------------------------



(A) Further information on interest on funds held for clients and investment income, net and the short- and long-term effects of changing interest rates can be found in the Company's SEC filings, including Forms 10-K, 10-Q, and 8-K under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" and subheadings "Results of Operations" and "Market Risk Factors." These SEC filings are accessible at the Company's Web site.

                                  PAYCHEX, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

--------------------------------------------------------------------------------------------------
                                                                  FEBRUARY 28,            MAY 31,
                                                                          2003               2002
--------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                      $       169,603    $        61,897
Corporate investments                                                  382,673            663,316
Interest receivable                                                     18,891             25,310
Accounts receivable, net                                                98,839            109,858
Prepaid expenses and other current assets                               12,347             10,106
--------------------------------------------------------------------------------------------------
CURRENT ASSETS BEFORE FUNDS HELD FOR CLIENTS                           682,353            870,487

Funds held for clients                                               2,522,082          1,944,087
--------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                 3,204,435          2,814,574

Other assets                                                             7,154              7,895
Property and equipment, net                                            153,815            121,566
Intangible assets, net                                                  66,453              9,040
Goodwill                                                               243,317                 --
--------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                   $     3,675,174    $     2,953,075
==================================================================================================

LIABILITIES
Accounts payable                                               $        21,627    $        14,104
Accrued compensation and related items                                  57,149             46,819
Deferred revenue                                                         4,885              4,137
Accrued income taxes                                                    16,460              3,140
Deferred income taxes                                                    5,516              9,503
Other current liabilities                                               20,573             14,810
--------------------------------------------------------------------------------------------------
CURRENT LIABILITIES BEFORE CLIENT FUND DEPOSITS                        126,210             92,513

Client fund deposits                                                 2,492,505          1,930,893
--------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                            2,618,715          2,023,406

Other long-term liabilities                                             13,148              5,688
--------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                    2,631,863          2,029,094

STOCKHOLDERS' EQUITY
Common stock, $.01 par value, 600,000 authorized shares
    Issued:  376,428 at February 28, 2003 and 375,859 at
    May 31, 2002                                                         3,764              3,759
Additional paid-in capital                                             193,811            185,006
Retained earnings                                                      816,283            718,192
Accumulated other comprehensive income                                  29,453             17,024
--------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                           1,043,311            923,981
--------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                     $     3,675,174    $     2,953,075
==================================================================================================


(A) The combined funds held for clients and corporate investment portfolio balances reflected unrealized gains of $46.1 million at February 28, 2003 compared with $26.7 million at May 31, 2002. During the first nine months of fiscal 2003, the unrealized gain position ranged from approximately $22.3 million to $46.3 million. The unrealized gain position of the Company's investment portfolios was approximately $39.7 million at March 19, 2003.
(B) Intangible assets primarily represent client lists and license agreements with associate offices, which are amortized over periods ranging from 7 to 12 years using either accelerated or straight-line methods. Goodwill recorded from the purchase of Advantage will not be amortized, but instead be tested for impairment on an annual basis.